EXHIBIT 99.1

HealthWarehouse.com Reports 63% Revenue Growth in the First Quarter 2010

Leading retail mail-order pharmacy continues to expand with revenue growth and increased gross margins

CINCINNATI, May 18, 2010 — HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA) a leading retail mail-order pharmacy, today announced its financial results for the first quarter ended March 31st, 2010.

In the first quarter of 2010, the Company’s quarterly net sales increased 63% to $1.24 million, driven by growth in new and transferred prescriptions. Gross margins increased to 51% as compared with 24% a year ago.

Selling, general and administrative expenses increased by $255,000 for the three months ended March 31, 2010 compared to the same period in 2009, however over $144,000 of this increase was related to increases in non-cash stock-based compensation, depreciation and amortization expenses.

Net loss for the three months ended March 31, 2010 decreased 28% to $319,000, as compared with a net loss of $442,000 for the same period in 2009.

“We are pleased with our results, as losses decrease while sales and gross margin increase,” said Pat Delaney, Chief Financial Officer of HealthWarehouse.com.  “With prescriptions becoming a larger part of our product mix, we continue to see repeat customers and increased gross margins.  Our results show we are providing the right service at the right time for consumers fed up with high drug prices.”

“Many American consumers had been forced to shop for prescription drugs in Canada to avoid high prices being charged by US pharmacies,” said Lalit Dhadphale, President and CEO of HealthWarehouse.com. “By bringing a legal, legitimate way for Americans to purchase mail-order prescription medications, we continue to see heavy growth in our pharmacy business.  Consumers are voting with their prescriptions and we’re delighted to be at the forefront of providing a legal, cost-effective option for them.”

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com

EXHIBIT 99.1

About HealthWarehouse.com, Inc.

HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA) is a trusted, retail mail-order pharmacy based in Cincinnati, Ohio.  HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 winner of the BizRate Circle Of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in 46 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse online at www.HealthWarehouse.com.

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com